Chief Accountant
Securities and Exchange Commission
450 5th Street

Washington, DC  20549




This letter is to inform you that the auditor - client relationship with AutoCorp Equities, Inc. has ceased as of March 15, 2001.

There were no disagreements about accounting issues.




                                              Hurley & Company

Granada Hills, California
March 15, 2001